CONDITIONAL LEASE TERMINATION AGREEMENT

         THIS CONDITIONAL LEASE TERMINATION AGREEMENT ("Termination Agreement") is made as of the ___ of December, 2001 by and between EOP-SHORELINE TECHNOLOGY PARK, L.L.C., a Delaware limited liability company ("Landlord") and COMMTOUCH INC., a California corporation (formerly known as Commtouch Software, Inc., a California corporation) ("Tenant").

                                    RECITALS:

A. Landlord and Tenant are parties to that certain lease dated as of October 28, 1999 (the "Lease") relating to approximately 71,404 rentable square feet (the "Premises") which consist of the entirety of the building commonly known as Building 7, located at 2029 Stierlin Court, Mountain View, California (the "Building"), all as more particularly described in the Lease.

B. The Term is scheduled to expire on May 14, 2007 (the "Stated Termination Date"), and Tenant desires to terminate the Lease prior to the Stated Termination Date. Landlord has agreed that, if Landlord and Tenant enter into that certain Shoreline Technology Park Office Lease Agreement (the "New Lease") on or before December 20, 2001 for approximately 5,490 rentable square feet (the "New Premises"), then Landlord shall agree to the early termination of the Lease on the terms and conditions contained in this Termination Agreement.

         NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. If Landlord enters into the New Lease (defined in Recital B above) as provided in Recital B above, then Landlord shall send Tenant a notice terminating the Lease (the "Termination Notice"), in which event, the Lease shall be deemed terminated in accordance with, and subject to, the terms and conditions of this Termination Agreement effective as of December 27, 2001 (the "Early Termination Date"). Upon delivery of the Termination Notice, and subject to the satisfaction of the conditions contained in this Termination Agreement, the Lease shall be deemed terminated effective as of the Early Termination Date, subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, including, without limitation, payment of the Termination Fee described in Section 11 below and the amounts due to Landlord described in Section 3 below.

2. On or before December 20, 2001, Tenant shall have delivered to Landlord an executed New Lease together with the sum of $48,586.50 which represents Base Rent (as such term is defined in the New Lease) for the first 3 months of the Term (as such term is defined therein) and the sum of $16,195.50 which represents the Security Deposit (as such term is defined in the New Lease) owing under the New Lease.

3. The parties hereto acknowledge and agree that Tenant has failed to tender payment of Base Rent, Additional Rent and all other amounts due under the Lease which failure commenced on or about October 1, 2001 and such failure has continued and will continue through and including the Early Termination Date, resulting in a total delinquent amount past due to Landlord as of December 27, 2001 equal to $552,655.07. Pursuant to
         Section 19 of the Lease, such failure constitutes an event of default by Tenant. Simultaneously with the execution of this Termination Agreement, Tenant shall have delivered to Landlord by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord an amount equal to $381,000.00. On or before January 2, 2002, Tenant shall have delivered to Landlord by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord an amount equal to $171,655.07 ("Partial Payment II").

4. On or before the date of this Termination Agreement, Tenant shall have delivered to Landlord by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord an amount equal to $43,492.05 (the "Sublease Cash Security Deposit") which represents the amount of cash paid to Tenant by MarketMile, L.L.C. ("Sublessee") pursuant to Section 15.2 of that certain Sublease by and between Tenant, as Sublessor, and Sublessee, and dated as of July 20, 2001 (the "Sublease"). Effective as of the Early Termination Date, Tenant hereby assigns, quitclaims and surrenders to Landlord, its successors and assigns, all of Tenant's right, title and interest in and to the Sublease Cash Security Deposit.

5. In consideration for Landlord's execution of this Termination Agreement, Tenant hereby conveys to Landlord all furniture located in the Premises as more particularly described on the attached Exhibit A (the "Furniture") and in accordance with the terms and conditions of the Bill of Sale (the "Bill of Sale") attached hereto as Exhibit B. On or before the execution of this Termination Agreement, Tenant shall execute and deliver to Landlord the original Bill of Sale. By execution of this Termination Agreement, Landlord is deemed to have inspected the Furniture and found the same to be present in the quantity as described in Exhibit A and located in the Premises and in satisfactory condition.

6. On or before the execution of this Termination Agreement, Tenant shall deliver to Landlord the original of that certain letter of credit made by Subtenant, as Applicant, for the benefit of Tenant, as Beneficiary, in the amount of $86,985.00, issued by Wells Fargo Bank as Irrevocable Standby Letter of Credit No. NZS414880 (the "Sublease LC"), representing the transfer of the Sublessee's Security Deposit defined in Section 15.1 of the Sublease (the "Sublease LC Security Deposit") from Tenant to Landlord, and Tenant hereby assigns all of its right, title and interest in the Sublease LC Security Deposit and the proceeds of the Sublease LC to Landlord. Provided the Sublease LC is effectively transferred to Landlord by Wells Fargo Bank or any of its successors or assigns (collectively, the "Bank"), Landlord agrees to assume the obligation to return same to the Sublessee in accordance with the terms of the Sublease. In the event that the foregoing transfer of the Sublease LC Security Deposit by the Bank to Landlord does not occur on or before the Early Termination Date, Tenant hereby agrees that during the term of the Sublease and prior to any such transfer of the Sublease LC Security Deposit to Landlord, Tenant shall use its best efforts to fully cooperate with Landlord with respect to any effort by Landlord to draw upon the Sublease LC Security Deposit requested in writing or otherwise instituted by Landlord. Such efforts shall include, but shall not be limited to, providing the required certification and all other documentation to the Bank, participating, at Landlord's request, in verbal and/or written correspondence with the Bank, and participating, at Landlord's request, in any legal or other action, at Landlord's costs and expense with respect to the Sublease LC Security Deposit.

7. Effective as of the Early Termination Date, Tenant remises, releases, quitclaims and surrenders to Landlord, its successors and assigns, the Lease and all of the estate and rights of Tenant in and to the Lease and the Premises, and Tenant forever releases and discharges Landlord from any and all claims, demands or causes of action whatsoever against Landlord or its successors and assigns, whether known or unknown, arising out of or in connection with the Premises or the Lease and forever releases and discharges Landlord from any obligations to be observed or performed by Landlord under the Lease after the Early Termination Date. Further, effective as of the Early Termination Date, Tenant hereby assigns all of Tenant's right, title, interest and obligations (which obligations arise after the Early Termination Date) in and to the Sublease as "Sublessor" including, without limitation, all rights of Tenant to receive any payments from Sublessee under the Sublease therein to Landlord and Landlord assumes all of such right, title, interest and obligations (which obligations arise after the Early Termination Date) in and to the Sublease as "Sublessor".

8. Subject to the agreements, representations, warranties and indemnities contained in this Termination Agreement, Landlord agrees to accept the surrender of the Lease and the Premises from and after the Early Termination Date and, effective as of the Early Termination Date, forever releases and discharges Tenant from any obligations to be observed and performed by Tenant under the Lease after the Early Termination Date, provided that Tenant has satisfied, performed and fulfilled all of the agreements set forth in this Termination Agreement, and each of the representations and warranties set forth in
         Section 10 below are true and correct.

9.       On or prior to the Early Termination Date, Tenant shall:

         (a) Fulfill all covenants and obligations of Tenant under the Lease applicable to the period prior to and including the Early Termination Date (subject to the Partial Payment II which shall be paid to Landlord no later than January 2,
                  2002).

         (b) Completely vacate and surrender the Premises to Landlord (excluding that portion of the Premises which comprises the New Premises) in accordance with the terms of the Lease. Without limitation, Tenant shall leave the Premises in a broom-clean condition and except for the Furniture, free of all movable furniture and equipment and shall deliver the keys to the Premises to Landlord or Landlord's designee. In the event Tenant fails to so vacate and surrender the Premises to Landlord, Article 25 of the Lease shall apply to such failure and Tenant shall be liable to Landlord in accordance with the terms and conditions thereof.

10. Tenant represents and warrants that (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein, except with respect to the Sublease and that certain Sublease by and between Tenant and Silverback Systems, Inc., a Delaware corporation ("Sublessee II") dated as of December 30, 2000 (the "Sublease II") and covering a portion of the New Premises, as more particularly defined in the Sublease II (the "Sublease II Space"); (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material except as expressly stated in this Termination Agreement and no work has been done or is being done in, to or about the Premises which has not been fully paid for (or will be fully paid for to Tenant's best knowledge on or before the Early Termination Date) and for which appropriate waivers of mechanic's liens have not been obtained. The foregoing representation and warranty shall be deemed to be remade by Tenant in full as of the Early Termination Date. On or before the Early Termination Date, the Sublessee II shall have vacated and surrendered possession of the Sublease II Space in its entirety to Tenant. Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents ("Landlord Related Parties") harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by any applicable law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with Sublessee II, the Sublease II, the Sublease II Space and /or the costs and expenses of the supply of labor or material or other work as each of the foregoing is described in clause (e) above.

         Tenant has disclosed to Landlord by a separate writing those contracts or other agreements entered into by Tenant or any of Tenant's employees, contractors, invitees, licensees or related parties for services, materials and/or any other item(s) and which either directly or indirectly affect or encumber the Building and/or the property upon which the Building is located, or otherwise may become the basis of a mechanics lien claim, foreclosure action or any other claim or cause of action against Landlord or the Building (the "Outstanding Contracts"). On or before the Early Termination Date, with respect to each Outstanding Contract, Landlord shall notify Tenant in writing (the "Outstanding Contract Notice") to either (i) assign in writing any such Outstanding Contract to Landlord, or (ii) terminate any such Outstanding Contract. In the event that Landlord fails to deliver the Outstanding Contract Notice to Tenant in accordance with the terms of this Section 10, such failure shall not be deemed a default of this Termination Agreement by Landlord and such failure shall be deemed to be Landlord's election to require Tenant to terminate all Outstanding Contracts, in which event Tenant shall proceed to terminate the Outstanding Contracts in accordance herewith. With respect to those Outstanding Contracts that Landlord requires Tenant to terminate, such termination shall be effective no later than 45 days after delivery of the Outstanding Contract Notice to Tenant. With respect to those Outstanding Contracts that Tenant is required to assign to Landlord in writing, such assignments shall be effective no later than 10 days after delivery of the Outstanding Contract Notice to Tenant. Landlord hereby reserves a right to assume, or require termination of, any such Outstanding

         Contract in accordance with the terms hereof. Tenant shall, within 5 days of delivery of the Outstanding Contract Notice, deliver the original of each Outstanding Contract assigned to and assumed by Landlord pursuant to this Section 10, together with Tenant's files and records respecting the same. Tenant shall indemnify, defend and hold Landlord and the Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by any applicable law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with the following: (x) any contracts or other agreements that, by definition, would be an Outstanding Contract but were not disclosed to Landlord by Tenant in this Termination Agreement, and (y) with respect to the period prior to the effective date of a written assignment to and assumption by Landlord, any of the Outstanding Contracts that are assigned to and assumed by Landlord in writing, and (z) any Outstanding Contract which is not terminated following Landlord's Outstanding Contract Notice which requires termination thereof. In no event shall Landlord be liable for any Outstanding Contracts (whether disclosed or undisclosed) except to the extent Landlord expressly assumes in writing any such Outstanding Contracts and for the periods stated in such written assumption.

11. Tenant shall pay to Landlord a Termination Fee (as defined below) in accordance with the following:

         (a) On or before the date of this Termination Agreement, Tenant shall pay to Landlord, the sum of $1,006,417.76 (the "Initial Termination Fee") in consideration for Landlord's execution of this Termination Agreement, which, among other things, releases Tenant from future Rent obligations under the Lease arising from and after the Early  Termination  Date.  Landlord currently is holding the sum of $975,000.00 as the security deposit (the "Security Deposit") required pursuant to the terms of Section 6 of the Lease in the form of a letter of credit (the "Letter of Credit") from Tenant and issued by Silicon Valley Bank as Irrevocable Standby Letter of Credit No. SVB99IS1720 and dated November 4, 1999 and of which Landlord is the beneficiary thereunder. Landlord and Tenant acknowledge and agree that upon the full and proper execution of this Termination Agreement by Landlord and Tenant (i) Landlord shall be entitled to draw on the Letter of Credit and apply the Letter of Credit to the Initial Termination Fee required hereunder, and therefore, Landlord shall retain the Security Deposit in its entirety; and (ii) Tenant shall release any and all claims to the Security Deposit. Tenant shall deliver to Landlord cash in an amount equal to the difference between the Initial Termination Fee less the amount of the Security Deposit. Notwithstanding anything to the contrary contained in the Lease or this Termination Agreement with respect to Landlord's right to apply the Security Deposit and/or draw down on the Letter of Credit, Tenant agrees that if on or before the date of this Termination Agreement (x) Tenant fails to pay to Landlord the Initial Termination Fee as required above; or (y)(i) Landlord is unable to draw on the Letter of Credit for any reason whatsoever after making good faith efforts to make any such draw (without obligation to expend additional funds), or (ii) Tenant fails to pay to Landlord cash equal to the difference between the amount of the Letter of Credit which Landlord is able to draw down and the total amount of the Initial Termination Fee; or (z) on or before January 2, 2002, Tenant fails to make the Partial Payment II to Landlord in accordance with this termination Agreement, then, in the case of any of clauses (x), (y) or (z) above, Tenant shall be deemed to be in default hereof and, at Landlord's sole option, this Termination Agreement shall be null and void and of no force and effect and the Term of the Lease shall be as stated in the Lease, without giving effect to this Termination Agreement. Landlord hereby acknowledges and agrees that as part of its good faith efforts described in clause (y)(i) above, Landlord shall submit a draw request to Silicon Valley Bank in accordance with the terms and conditions respecting a beneficiary draw contained in the Letter of Credit.

         (b) Tenant shall pay to Landlord, by cashier's or certified check or by wire transfer of immediately available funds to an account designated by Landlord an additional termination fee (the "Additional Termination Fee, together with the Initial Termination Fee, the "Termination Fee") as provided in this
                  Section 11(b). Any sums invested from any source whatsoever in
                  Tenant  or  in  Commtouch   Software

                  Ltd. (the "Investment Dollars") commencing on the date following the Early Termination Date ("Investment Commencement Date") and ending on the first year anniversary date of the Investment Commencement Date (the "Investment Period") shall be subject to the following payment schedule (the "Payment Schedule"): Within 3 business days following receipt, Tenant shall pay to Landlord (i) 5% of any of the initial $5,000,000 Investment Dollars received and (ii) 10% of any of the subsequent $5,000,000 Investment Dollars received. Tenant shall, within ten (10) days following the end of each calendar quarter, provide to Landlord a written statement prepared by either of an executive officer of Tenant, Tenant's Vice President of Finance or Tenant's certified public accounting firm certifying either: (x) Tenant and/or Commtouch Software Ltd. has received no Investment Dollars the previous calendar quarter, or (y) the amount of and other material details regarding any Investment Dollars received by Tenant or Commtouch Software Ltd. the previous calendar quarter. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights in and to the Investment Dollars, or the right to receive the same, at any time. Unless otherwise indicated in writing by Landlord, payments of the Additional Termination Fee shall be delivered by Tenant to the following address: EOP Operating Limited Partnership, As agent for EOP-Shoreline Technology Park, Dept. #8824, Los Angeles, California 90084-8824.

         Except as expressly modified herein, each payment of the Additional Termination Fee shall be tendered to Landlord in accordance with the terms of the New Lease, at the address indicated for the payment of Base Rent (as defined in the New Lease) as provided therein, as the same may be modified from time to time. In the event that Tenant fails to make any payment of the Additional Termination Fee to Landlord in strict accordance with the Payment Schedule and the terms and conditions of this Termination Agreement, Landlord may declare this Termination Agreement null and void and all sums owed by Tenant to Landlord (including, without limitation, any unpaid Termination Fee, Base Rent and Tenant's Pro Rata Share of Taxes and Expenses) shall be due in full to Landlord without notice or cure right and Landlord shall be entitled to exercise all of its rights and remedies under the Lease and at law which arise following an event of default by Tenant pursuant to the Lease and this Termination Agreement. Landlord's acceptance of any payment of the Additional Termination Fee shall not be deemed to be payment in full by Tenant of the Termination Fee.

12.      Intentionally Omitted.

13. On or before the date of this Termination Agreement, Tenant shall have delivered to Landlord an estoppel certificate fully executed by Sublessee in the form attached hereto as Exhibit C.

14. Section 14.A of the Lease shall survive the termination of the Lease pursuant to this Termination Agreement to the extent any such matters arise or occur during the Term of the Lease but whether or not such matters are discovered during the Term or after the Early Termination Date. Section 10 of this Termination Agreement shall survive termination of the Lease and fulfillment of Tenant's obligations contained herein and the representations and warranties made by Tenant stated therein shall be deemed remade as of the Early Termination Date.

15. Each signatory of this Termination Agreement represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

16. In the event that Tenant is in default or breach of the terms of this Termination Agreement, including, without limitation, Tenant's obligation to pay to Landlord the Termination Fee and Tenant's representations and warranties contained in Section 10 hereof, such default, at Landlord's election, shall be deemed to be a default under the terms of the New Lease and the Lease and Landlord shall be entitled to enforce its rights and remedies contained therein.

17. Any notice that may or must be given by any party under this Termination Agreement will be delivered in accordance with the terms and conditions of the New Lease and at the addresses indicated in
         Section I.L thereof, as the same may be modified from time to time.

18. This Termination Agreement shall be binding upon and inure to the benefit of Landlord and Tenant and their respective successors, assigns and related entities.

                       [SIGNATURES ARE ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Termination Agreement on the day and year first above written.


                         LANDLORD:

                         EOP-SHORELINE  TECHNOLOGY PARK,  L.L.C., a
                         Delaware limited  liability company

                         By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

                                  By:      Equity  Office  Properties  Trust,  a
                                           Maryland   real   estate   investment
                                           trust, its general partner

                                           By:      __________________________

                                           Name:    __________________________

                                           Title:   __________________________



                         TENANT:

                         COMMTOUCH INC., a California corporation


                         By:      _____________________________

                         Name:    _____________________________

                         Title:   _____________________________


                         By:      _____________________________

                         Name:    _____________________________

                         Title:   _____________________________

                                    EXHIBIT A

                                    FURNITURE

Description                                                    Quantity

Workstations Teknion Transit                                         42
Ped Files                                                            22
Mobile Screens                                                        6
Conference chairs - Keilhauer Tom                                    49
Red chairs with tablet arm(tea cup)                                   1
Red chairs without tablet arm 1 seat (tea cup)                        3
Reception chairs                                                      2
Drum 24*22 (tall /narrow)                                             1
Drum 30x16 h (short/wide)                                             2
Credenza 22x48 maple                                                  2
White/black office - 10x10 Teknion                                    2
Round Maple conference table48 Teknion Wood                           1
Natural Maple Conf table (electrified) Room 107                       1
120x54x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) Room 135                       1
213x60/111x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) Room 158                       1
96x60/111x28 1/2 Teknion Wood
Reception Desh with two lateral files                                 1
Workstations  TOS                                                    66
Ped Files                                                            65
Mobile Screens                                                       23
Double 2 drawer lateral with top                                      5
2 box drawer files                                                    1
Lateral file                                                          1
Aeron Chairs  Herman Miller  AE-113-AWA-AJ                           66
 Keilhauer Tom Chairs - Various colors                               42
White/black office - 10x10 Teknion                                    3
Modular offices - black Teknion                                       3
Rectangular Conference Table                                          2
Natural Maple Conf table (electrified) Room 104,105                   2
120x48x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) Room 106                       1
108x48x28 1/2 Teknion Wood
Round Maple conference table48 Teknion Wood                           1
Maple Credenza                                                        3
30x60 Table Plastic Laminate Table                                    8
Black Work Tables                                                     3
Workstations  TOS                                                    22
Ped Files                                                            22
Mobile Screens                                                        6
Aeron Chairs  Herman Miller  AE-113-AWA-AJ                           30
 Keilhauer Tom Chairs - Various colors                               12
Rectangular Conference Table                                          2
Double 2 drawer lateral with top                                      3
Round Maple conference table48 Teknion Wood                           1
Front entry: 7 pocket magazine rack                                   1
Executive Offices -Wood with lateral file, credenza                   9
and top cabinets
Wood Bookcases                                                       10
2 drawer lateral file - wood                                          8
CEO meeting chairs                                                    3
Aeron Chairs  Herman Miller  AE-113-AWA-AJ  approx.                  62
 Keilhauer Tom Chairs - Various colors                               41
2nd floor workstations  TOS                                         133
Ped Files                                                           133
Mobile Screens                                                       45
Double 2 drawer lateral with top                                      6
2 box drawer files                                                   16
3-high lateral file                                                   2

2-high lateral file                                                  12
Acctg Mobile files                                                   10
Lunch Room tables (West Coast Industries) 150.311 special            10
Lunch Room chairs (Kusch) Pepe chair                                 40
Pepe Chair with leather seat                                          5
Advocate Cantilever side chair                                       17
Round Maple conference table 54 Teknion Wood                          1
Natural Maple Conference Table (electrififed) room 250                1
96x60x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) room 227                       1
150x60x28 1/2 Teknion Wood
Natural Maple Conference table (electrifed) room 242                  1
96x42x28 1/2 Teknion Wood
Natural Maple Conference table 84x36 Teknion Wood                     1
Natural Maple Conference table 96x42  boat shapeTeknion Wood          1
Red chairs with tablet arm(tea cup) AGI                               6
Red chairs without tablet arm 1 seat AGI tea cup                      2
Red/maple chairs - Geiger Brickel Pinoint II                         17
Modular offices - black Teknion                                       3
White/black office - 10x10 Teknion                                    2
Large office 15x10 black/white                                        2
Cube table 15x24x22 Nevins                                            1
Drum 24*22 (tall /narrow) Nevins                                      5
Drum 30x16 h (short/wide) Nevins                                      6
Credenza 22x90 maple                                                  1
Credenza 22x48 maple                                                  1
Mail slots/Cabinet                                                    1
Drawing table                                                         1
Black/Opaque screens                                                  2
Orange slice chairs-                                                  4

                                    EXHIBIT B

                                  BILL OF SALE


KNOW ALL MEN BY THESE PRESENTS, that COMMTOUCH INC., a California corporation ("Seller"), for the sum of Ten Dollars ($10.00) paid by EOP-SHORELINE TECHNOLOGY PARK, L.L.C., a Delaware limited liability company ("Purchaser") pursuant to that certain Conditional Lease Termination Agreement, hereby sells to Purchaser the personal property ("Personal Property") more particularly referred to in Schedule A attached hereto in its "as-is, where-is" condition.

TO HAVE AND TO HOLD the same unto Purchaser to and for its own use and behalf forever. Seller hereby agrees to pay all sales taxes payable by reason of the transfer to Purchaser of said Personal Property and Seller shall indemnify Purchaser in connection therewith. Seller hereby represents and warrants to Purchaser that: (a) Seller is the rightful owner of all of the Personal Property; (b) Seller has not made any disposition or conveyance of the Personal Property; (c) Seller has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with the Personal Property; and (d) no other person or entity has an interest in the Personal Property, collateral or otherwise.

IN WITNESS WHEREOF, Seller and Purchaser have caused these presents to be signed by their duly authorized officers as of December __, 2001.



                                     SELLER:

                                     COMMTOUCH INC.,
                                     a California corporation


                                     By: _______________________________________

                                     Name: _____________________________________

                                     Title: ____________________________________



                                     By: _______________________________________

                                     Name: _____________________________________

                                     Title: ____________________________________

                                   SCHEDULE A

                                PERSONAL PROPERTY


Description                                                     Quantity

Workstations Teknion Transit                                          42
Ped Files                                                             22
Mobile Screens                                                         6
Conference chairs - Keilhauer Tom                                     49
Red chairs with tablet arm(tea cup)                                    1
Red chairs without tablet arm 1 seat (tea cup)                         3
Reception chairs                                                       2
Drum 24*22 (tall /narrow)                                              1
Drum 30x16 h (short/wide)                                              2
Credenza 22x48 maple                                                   2
White/black office - 10x10 Teknion                                     2
Round Maple conference table48 Teknion Wood                            1
Natural Maple Conf table (electrified) Room 107                        1
120x54x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) Room 135                        1
213x60/111x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) Room 158                        1
96x60/111x28 1/2 Teknion Wood
Reception Desh with two lateral files                                  1
Workstations  TOS                                                     66
Ped Files                                                             65
Mobile Screens                                                        23
Double 2 drawer lateral with top                                       5
2 box drawer files                                                     1
Lateral file                                                           1
Aeron Chairs  Herman Miller  AE-113-AWA-AJ                            66
 Keilhauer Tom Chairs - Various colors                                42
White/black office - 10x10 Teknion                                     3
Modular offices - black Teknion                                        3
Rectangular Conference Table                                           2
Natural Maple Conf table (electrified) Room 104,105                    2
120x48x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) Room 106                        1
108x48x28 1/2 Teknion Wood
Round Maple conference table48 Teknion Wood                            1
Maple Credenza                                                         3
30x60 Table Plastic Laminate Table                                     8
Black Work Tables                                                      3
Workstations  TOS                                                     22
Ped Files                                                             22
Mobile Screens                                                         6
Aeron Chairs  Herman Miller  AE-113-AWA-AJ                            30
 Keilhauer Tom Chairs - Various colors                                12
Rectangular Conference Table                                           2
Double 2 drawer lateral with top                                       3
Round Maple conference table48 Teknion Wood                            1
Front entry: 7 pocket magazine rack                                    1
Executive Offices -Wood with lateral file, credenza                    9
and top cabinets
Wood Bookcases                                                        10
2 drawer lateral file - wood                                           8
CEO meeting chairs                                                     3
Aeron Chairs  Herman Miller  AE-113-AWA-AJ  approx.                   62
 Keilhauer Tom Chairs - Various colors                                41
2nd floor workstations  TOS                                          133
Ped Files                                                            133
Mobile Screens                                                        45
Double 2 drawer lateral with top                                       6
2 box drawer files                                                    16

3-high lateral file                                                    2
2-high lateral file                                                   12
Acctg Mobile files                                                    10
Lunch Room tables (West Coast Industries) 150.311 special             10
Lunch Room chairs (Kusch) Pepe chair                                  40
Pepe Chair with leather seat                                           5
Advocate Cantilever side chair                                        17
Round Maple conference table 54 Teknion Wood                           1
Natural Maple Conference Table (electrififed) room 250                 1
96x60x28 1/2 Teknion Wood
Natural Maple Conf table (electrified) room 227                        1
150x60x28 1/2 Teknion Wood
Natural Maple Conference table (electrifed) room 242                   1
96x42x28 1/2 Teknion Wood
Natural Maple Conference table 84x36 Teknion Wood                      1
Natural Maple Conference table 96x42  boat shapeTeknion Wood           1
Red chairs with tablet arm(tea cup) AGI                                6
Red chairs without tablet arm 1 seat AGI tea cup                       2
Red/maple chairs - Geiger Brickel Pinoint II                          17
Modular offices - black Teknion                                        3
White/black office - 10x10 Teknion                                     2
Large office 15x10 black/white                                         2
Cube table 15x24x22 Nevins                                             1
Drum 24*22 (tall /narrow) Nevins                                       5
Drum 30x16 h (short/wide) Nevins                                       6
Credenza 22x90 maple                                                   1
Credenza 22x48 maple                                                   1
Mail slots/Cabinet                                                     1
Drawing table                                                          1
Black/Opaque screens                                                   2
Orange slice chairs-                                                   4

                                    EXHIBIT C

                          FORM OF ESTOPPEL CERTIFICATE


TO:               EOP-Shoreline Technology Park, L.L.C.
                  c/o Equity Office Properties Trust
                  5104 Old Ironside Dr., Suite 100
                  Santa Clara, CA 95054
                  Attn:  Property Manager
                  ("Landlord")

FROM:             MarketMile L.L.C., a Delaware limited liability comapny
                  2029 Stierlin Court
                  Mountain View, California 94043
                  Attention:  Gary Davis
                  ( "Sublessee")

         Sublessee hereby certifies the following information with respect to the sublease by and between Sublessee and Commtouch Inc. (formerly known as Commtouch Software, Inc.) dated as of July 20, 2001 (the "Sublease", including any amendments to or modifications of the same) under which Sublessee is the sublessee, and which Sublease covers certain premises located at 2029 Stierlin Court, Mountain View, California (the "Premises") and agrees that Landlord may rely upon the assertions contained in this Estoppel Certificate. Landlord is "Landlord" under that certain Lease by and between Landlord and Commtouch Inc. ("Tenant") and dated October 28, 1999 (the "Lease"). Sublessee hereby certifies the following:

1. The Sublease is in full force and effect and has not been modified or amended except as follows:__________________________________ (if none, so state).

2. Sublessee asserts no claim of default or offset or defense against the payment of rent or other charges payable by Sublessee and asserts no claim against Landlord and/or Tenant under the Sublease and the Lease in regard to the Premises, except as follows: ______________________________. To the best of Sublessee's knowledge and belief, there is no default by Tenant and/or Landlord under the Lease and the Sublease and no event has occurred that, with the passage of time or the giving of notice, or both, would constitute a default by Tenant and/or Landlord under the Lease and/or the Sublease, except as follows: Tenant has failed to pay rent and other sums due and owed to Landlord under the Lease commencing October 1, 2001.

3. All fixed minimum rental has been through and including ___________, 2001, and no rent under the Sublease has been paid more than one month in advance
     of          its           due           date,           except           as
     follows:_____________________________________________________.

4. Sublessee will attorn to Landlord upon receipt of written notice thereof from Landlord and the Sublease shall continue thereafter in full force and effect.

5.   The current annual fixed monthly base rent is $ ____________.

6. A security deposit of $ __________ has been paid to Tenant in the form of cash. A security deposit of $ __________ has been paid to Tenant in the form of a letter of credit.

7. Sublessee is not in default under the Sublease nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default or breach by Sublessee.

8. Sublessee recognizes and acknowledges it is making these representations to Landlord with the intent that Landlord may rely hereon.



                         [SIGNATURES ON FOLLOWING PAGE]

DATE:  ______________, 2001            SUBLESSEE

                                       MARKETMILE, L.L.C., a Delaware limited liability company


                                       By: _______________________________

                                       Name: _____________________________

                                       Its: ______________________________


                                       By: _______________________________

                                       Name: _____________________________

                                       Its: ______________________________



                                       4